Exhibit 5.1

50 West Liberty Street, Suite 750
Reno, Nevada 89501	A Professional
Main 775.323.1601	Law Corporation
Fax 775.348.7250

February 27, 2025

Board of Directors

Dragonfly Energy Holdings Corp.

12915 Old Virginia Road

Reno, NV 89521

Re:	Dragonfly Energy Holdings Corp. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to Dragonfly Energy Holdings Corp., a Nevada corporation (the “Company”), in connection with the Company’s preparation and filing of (i) the Registration Statement on Form S-3 (File No. 333-27559) (the “Registration Statement”), which was declared effective on November 24, 2023, by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (as so filed, the “Registration Statement”) and the related prospectus contained in the Registration Statement (the “Base Prospectus), and (ii) the prospectus supplement to the Registration Statement, dated February 27, 2025 (the “Prospectus Supplement”) relating to the Offering (as defined below).

We are rendering this opinion letter in connection with the Registration Statement relating to the offer and sale (the “Offering”) by the Company to a buyer (the “Buyer”), or its permitted designees, pursuant to the terms of a Securities Purchase Agreement by and between the Company and Buyer, dated as of February 26, 2025 (the “Securities Purchase Agreement”), of (i) 180 shares (the “Preferred Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which will be initially convertible into shares (the “Conversion Shares” and, together with the Preferred Shares, the “Securities”) of common stock of the Company, $0.0001 par value per share (the “Common Stock”), in accordance with the terms of the Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock (the “COD”). The Preferred Shares and the Conversion Shares are being issued and sold by the Company pursuant to the Securities Purchase Agreement, Registration Statement and related Prospectus Supplement.

PARSONSBEHLE.COM

Dragonfly Energy Holdings Corp.

February 27, 2025

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As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In rendering this opinion letter, we have assumed that the issuance of the Securities will not exceed the number of authorized shares and that the Company will take such actions as required by the Securities Purchase Agreement, including but not limited to obtaining Stockholder Approval (as defined in the Securities Purchase Agreement). We have assumed that, prior to conversion of the Series A Preferred Stock into Conversion Shares, shares of Common Stock sufficient to meet the Company’s obligations to issue such shares have been and will remain reserved for issuance upon conversion. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon such examination, it is our opinion that (i) the Series A Preferred Stock has been duly authorized by all requisite corporate action on the part of the Company and, upon their issuance, delivery and payment therefor in the manner contemplated by the terms of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable, and (ii) the Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company and, upon their issuance, delivery and payment therefor in the manner contemplated by the terms of the Securities Purchase Agreement and COD, will be validly issued, fully paid and non-assessable..

No opinion is expressed herein as to. any matter pertaining to the contents of the Registration Statement and the related Prospectus Supplement, securities laws and regulations administered by the Securities and Exchange Commission, state “Blue Sky” laws and regulations, laws and regulations relating to commodity (and other) futures and indices and other similar instruments, banking and lending laws and regulations, compliance with fiduciary duty requirements, lien or security interest laws, and tax laws and regulations. We have assumed that the investments described in the Securities Purchase Agreement will not violate or constitute a default or breach under (a) any agreement or instrument to which the Company is subject, (b) any law, rule or regulation to which the Company is subject other than the NRS, (c) any judicial or regulatory order or decree of any governmental authority, or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. In connection with this opinion letter, we have relied on oral or written statements and representations of officers or other representatives of the Company and others. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion letter is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

Dragonfly Energy Holdings Corp.

February 27, 2025

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We consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ PARSONS BEHLE & LATIMER

PARSONS BEHLA & LATIMER